Exhibit 99.1

                     Gouverneur Bancorp Announces 2007 Third
                         Quarter and Nine Months Results

Gouverneur, New York, July 31, 2007: Gouverneur Bancorp, Inc. (AMEX: GOV) (the "Company") and its subsidiary, Gouverneur Savings and Loan Association (the "Bank"), today announced the results for the third quarter and nine months ended June 30, 2007.

For the three months ended June 30, 2007, the Company reported net income of $268,000, or $0.12 per diluted share, representing an increase of $59,000, or 28.2% over last year's net income of $209,000, or $0.09 per diluted share. The annualized return on average assets and average equity for the three months ended June 30, 2007 was 0.81% and 5.29% respectively, compared to 0.67% and 4.33% for the three months ended June 30, 2006.

For the nine months ended June 30, 2007, the Company reported net income of $667,000, or $0.29 per diluted share, representing a decrease of $223,000, or 25.1% over last year's net income of $890,000, or $0.39 per diluted share. The annualized return on average assets and average equity for the nine months ended June 30, 2007 was 0.68% and 4.43% respectively, compared to 0.96% and 6.22% for the same period last year.

Since September 30, 2006, total assets grew $2.5 million, or 1.9%, from $130.1 million to $132.6 million at June 30, 2007, while net loans increased $947,000, or 0.9%, from $105.6 million to $106.6 million over the same period.

Deposits increased $2.5 million, or 3.4%, from $72.5 million at September 30, 2006 to $75.0 million at June 30, 2007. Brokered CDs accounted for $1.5 million of the increase in deposits. Advances from the Federal Home Loan Bank of New York ("FHLB") decreased from $35.3 million at September 30, 2006 to $34.6 million at June 30, 2007.

Shareholders' equity was $20.4 million at June 30, 2007, an increase of 2.5% over the September 30, 2006 balance of $19.9 million. The book value of Gouverneur Bancorp, Inc. was $8.88 per common share based on 2,300,059 shares outstanding at June 30, 2007. The company paid a semi-annual cash dividend of $0.16 per share to public shareholders on March 31, 2007. Cambray Mutual Holding Company, Gouverneur Bancorp Inc.'s parent mutual holding company and holder of 57.0% of the Company's issued and outstanding stock, waived its right to receive that dividend.

Commenting on the year's results, Mr. Bennett said, "Interest rate spread, the difference between the average rate we earn on our interest-earning assets and the cost of our interest-bearing liabilities, continues to decrease even though the Federal Reserve has paused raising short-term interest rates. The cost of deposits and borrowed funds continues to edge upward as maturities price higher. We are pleased that our net interest income has only decreased $71,000 during the first nine months of the 2007 fiscal year as compared to the first nine months of the 2006 fiscal year. Since net interest margin decreased only $13,000 for the three months ended June 30, 2007, the rising cost of interest-bearing liabilities appears to be slowing. The growth in the balance sheet over the past several years, namely in loan growth, has helped to offset the effect of reduced interest margins. However, we have recently noticed a new wave of aggressive deposit pricing as financial institutions compete for the limited pool of available deposits. If this trend continues we could see additional margin deterioration."

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Mr. Bennett continued, "We have adjusted our mortgage and other loan rates higher, but it will take time for the changes to affect the spread. In the meantime, we must continue to improve our non-interest income and control our expenses. It is not clear at this time if or when the Fed will act to reduce interest rates. The market is still anticipating that it will happen as indicated by the inverted Treasury interest rate curve."

The Company, which is headquartered in Gouverneur, New York, is the holding company for Gouverneur Savings and Loan Association. Founded in 1892, the Bank is a federally chartered savings and loan association offering a variety of banking products and services to individuals and businesses in its primary market area in southern St. Lawrence and northern Lewis and Jefferson Counties in New York State.

Statements in this news release contain forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These statements are based on the beliefs of management as well as assumptions made using information currently available to management. Since these statements reflect the views of management concerning future events, these statements involve risks, uncertainties and assumptions. These risks and uncertainties include among others, the impact of changes in market interest rates and general economic conditions, changes in government regulations, changes in accounting principles and the quality or composition of the loan and investment portfolios. Therefore, actual future results may differ significantly from results discussed in the forward-looking statements due to a number of factors, which include, but are not limited to, factors discussed in the documents filed by the Company with the Securities and Exchange Commission from time to time.

For more information, contact Robert J. Twyman, Vice President and Chief Financial Officer at (315) 287-2600.